EXHIBIT 99.1

Investor contacts:

Todd Friedman, Stacie Bosinoff

The Blueshirt Group for CallWave

415-217-7722

todd@blueshirtgroup.com

CallWave Announces Financial Results for First Quarter of Fiscal 2007

Santa Barbara, Calif., November 2, 2006 — CallWave, Inc. (Nasdaq: CALL), a leading provider of On-Demand communications services to service providers and consumers, today reported financial results for the first quarter ended September 30, 2006.

Total revenue for the first quarter of 2007 was $6.5 million compared to $10.6 million reported in the first quarter of 2006. Net loss for the first quarter 2007 was $(1.4) million, or $(0.07) per share, compared to a net income of $932,000, or $0.04 per diluted share reported in the first quarter of 2006.

CallWave ended the quarter with $61.4 million in cash, cash equivalents, and marketable securities compared with $60.9 million at the end of the prior quarter

Dave Hofstatter, President and CEO of CallWave, said, “We continue to make significant progress on our strategy to drive positive cash flow, launch new products, and advance our partnering strategy to position CallWave for large scale subscriber growth. We are well-positioned to take advantage of the market opportunities that are being created by the growing convergence of fixed, mobile and internet communications and the emergence of On-Demand technology as a viable deployment option for telecommunications services.”

Conference Call Details

The CallWave First Quarter 2007 teleconference and Webcast is scheduled to begin at 5:00 p.m. Eastern Time, on Thursday, November 2, 2006. To access the call, please dial (866) 250-2351, or outside the U.S. (303) 205-0066, at least five minutes before start time. A live webcast and replay will also be available on the investor relations section of the Company’s website http://www.callwave.com. An audio replay of the call will also be available to investors beginning at 8:00 p.m. ET on November 2, 2006, through November 16, 2006, by dialing (800) 405-2236, or (303) 590-3000, and entering the passcode 11074528#.

About CallWave

CallWave (Nasdaq:CALL) is an On-Demand communications services company, helping service providers reduce customer churn and drive revenues by enabling new landline, Internet and mobile convergence applications. Founded in 1998, CallWave is headquartered in Santa Barbara, California. For further information, please visit www.callwave.com.

Safe Harbor Statement

Except for the historical statements contained herein, the foregoing release contains forward-looking statements, including statements regarding, among other matters, our future financial performance. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to the ability to forecast consumer behavior and recognize or respond to emerging trends, changing preferences or competitive factors, the market acceptance of our new products and product enhancements, claims regarding alleged infringement of third parties’ intellectual property rights, the ability to maintain or expand our customer and partner relationships and other risks and uncertainties. Please consult the various reports and documents filed by CallWave with the U.S. Securities and Exchange Commission, including but not limited to CallWave’s annual report for the fiscal year ended June 30, 2006, for factors potentially affecting the Company’s future financial results. All forward-looking statements are made as of the date hereof and CallWave disclaims any responsibility to update or revise any forward-looking statement provided in this news release. The results for the first quarter of fiscal 2007 are not necessarily indicative of CallWave’s operating results for any future periods.

CallWave is a registered trademark of CallWave, Inc. All other trademarks are the property of their respective holders.

CALLWAVE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

	As of September 30, 2006	As of June 30, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$24,515	$24,040
Marketable securities	36,932	36,907
Accounts receivable; net of allowance for doubtful accounts of $352 and $574, respectively	3,486	2,834
Prepaid income tax	88	88
Other current assets	560	973

Total current assets	65,581	64,842

Property and equipment, net	2,147	2,014
Intangible assets, net	519	533
Other assets	66	66

Total assets	$68,313	$67,455

Liabilities And Stockholders’ Equity
Current liabilities:
Accounts payable	$1,415	$451
Accrued payroll	931	735
Deferred revenue	944	92
Other current liabilities	1,384	1,515

Total current liabilities	4,674	2,793

Commitments and contingencies

Stockholders’ equity:
Common stock, $0 par value; 100,000 shares authorized at September 30, 2006 and June 30, 2006, respectively; 20,803 and 20,800 shares issued and outstanding at September 30, 2006 and June 30, 2006, respectively	72,384	72,119
Other comprehensive loss	(39)	(143)
Accumulated deficit	(8,706)	(7,314)

Total stockholders’ equity	63,639	64,662

Total liabilities and stockholders’ equity	$68,313	$67,455

CALLWAVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended September 30,
	2006	2005
	(unaudited)
Revenues	$6,535	$10,572
Cost of sales	2,230	3,761

Gross profit	4,305	6,811

Operating expenses:
Sales and marketing	1,540	1,611
Research and development	1,632	1,577
General and administrative	3,325	2,319
Impairment of long-lived assets	—	243

Total operating expenses	6,497	5,750

Operating income (loss)	(2,192)	1,061
Interest income	800	504

Income (loss) before income taxes	(1,392)	1,565
Income tax expense	—	633

Net income (loss)	$(1,392)	$932

Net income (loss) per share:
Basic	$(0.07)	$0.05
Diluted	$(0.07)	$0.04

Weighted-average common shares outstanding:
Basic	20,802	20,374
Diluted	20,802	21,170

CALLWAVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended September 30,
	2006	2005
	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(1,392)	$932
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	194	217
Bad debt expense	249	542
Realized gain on sale of marketable securities	(5)	—
Impairment of long-lived assets	—	243
Share based compensation	259	107
Deferred income taxes	—	634
Inventory write-off	—	314

Changes in operating assets and liabilities:
Accounts receivable, net of bad debt expense	(901)	267
Inventory	—	140
Prepaid income tax	—	(223)
Other assets	361	292
Accounts payable	964	(3)
Accrued payroll and other liabilities	75	102
Deferred revenues	852	(189)
Income taxes payable	(10)	2

Net cash provided by operating activities	646	3,377

Cash flows from investing activities:
Purchases of marketable securities	(27,517)	(3,180)
Sales of marketable securities	27,601	16,465
Purchases of property and equipment	(313)	(60)

Net cash provided by (used in) investing activities	(229)	13,225

Cash flows from financing activities:
Proceeds from exercises of stock options and warrants	58	1,453

Net cash provided by financing activities	58	1,453

Net increase in cash and cash equivalents	475	18,055
Cash and cash equivalents at beginning of the period	24,040	16,828

Cash and cash equivalents at end of the period	$24,515	$34,883

Supplemental disclosures of cash flow information
Cash paid for:
Income taxes	$—	$223
Interest	—	—